Exhibit 10.28

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such              excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

TECHNOLOGY LICENSE AGREEMENT

This TECHNOLOGY LICENSE AGREEMENT (this “License Agreement”) dated as of December 29, 2021 (the “Signing Date”), is entered into by and between Myomo, Inc., a Delaware corporation (“Licensor”) having its principal office at 137 Portland St., 4th Floor, Boston, MA 02114, USA and Jiangxi Myomo Medical Assistive Appliance Co., Ltd. (江西迈欧繆医疗辅助器具有限公司) a company incorporated under the laws of the PRC (“Licensee” or the “JV”) having its principal office at to the east of Wenchang Revenue, to the south of Weiqi Road, to the west of Kezonger Road and to the north of Weiba Road, Fuzhou High-tech Industrial Development Zone, Fuzhou, Jiangxi Province (江西省抚州市抚州高新技术产业开发区文昌大道以东、纬七路以南、科纵二路以西、纬八路以北).

WHEREAS, pursuant to an Equity Joint Venture Contract, dated as of January 21, 2021 by and between Myomo, Inc., Anhui Ryzur Medical Equipment Manufacturing, Co., Ltd. and Beijing Ryzur Medical Investment Co., Ltd. (the “JV Contract”), Licensor agrees to (a) contribute capital equal to [****] to the JV, and (b) supply the Licensee with certain hardware and software components of Licensor’s MyoPro Control System; and

WHEREAS, subject to the terms and conditions of this License Agreement, Licensee desires and is willing to secure from Licensor, and Licensor desires and is willing to grant to Licensee an exclusive license in the Field and in the Territory in and to certain Licensed IP (as defined below); and

WHEREAS, the JV Contract contemplates the entry into this License Agreement in connection with the execution of the JV Contract.

NOW, THEREFORE, in consideration of these premises and the mutual covenants, agreements, representations and warranties herein contained, the Parties hereby agree as follows:

1.	Certain Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the JV Contract. The following terms shall have the meanings set forth below:

1.1“Action” shall have the meaning set forth in Section 11.3

1.2“Affiliate” shall have the meaning set forth in the JV Contract.

1.3“Authority of Commerce” means the Ministry of Commerce of the PRC or its competent local branches;

1.4“Challenge” shall have the meaning set forth in Section 2.6.

1.5“Claim” shall have the meaning set forth in Section 11.1

1.6“Control”, “Controls” or “Controlled by” means, with respect to any item of or right under the Licensed IP or the subject matter of the Licensed IP, the possession of (whether by ownership or license, other than pursuant to this License Agreement), or the ability of Licensor to grant access to, or a license or sublicense of such item or right as provided for herein without violating the terms of, or requiring the payment of any royalty or any other fee under, any agreement or other arrangement with any Third Party existing at the time Licensor would be required hereunder to grant Licensee such access, right or (sub)license.

1.7“Copyrights” means copyrights and related rights under copyright and similar Laws in original published and unpublished works of authorship fixed in a tangible medium of expression and related registrations and applications for registration in the United States Copyright Office or in any similar office or agency anywhere in the world.

1.8“Effective Date” shall mean the date on which the all of the following have occurred: (i) parties have executed definitive documents for the JV Contract; (ii) the parties have agreed on a business plan for the JV as defined in Section 5.3(i) of the JV Contract, and (iii) registered capital contributions described in Section 5.2(i) and capital reserve of [****] described in Section 5.3(i) of the JV Contract have been completed by Ryzur (as defined in the JV Contract).

1.9“Field” means the field of powered orthosis designed to help restore function to arms and hands paralyzed or weakened by CVA stroke, brachial plexus injury, cerebral palsy or other neurological or neuromuscular disease or injury.

1.10“Improvement” or “Improvements” means any modification, derivative work or improvement of any intellectual property, whether patented or not and whether patentable or not.

1.11“Initial Patents” shall have the meaning set forth in Section 1.21.

1.12“Joint Improvement” means any Improvement of any Licensed IP that is created, developed or conceived by or on behalf of (a) Licensee or its Subsidiaries, without any contribution to creation, development or conception by Licensor or its Affiliates, or (b) Licensee or its Subsidiaries, and, Licensor or its Affiliates, with some contribution to creation, development or conception from each Party.

1.13“JV Contract” shall have the meaning set forth in the Recitals hereto.

1.14“Know-How” means all confidential, technical and/or proprietary information and knowledge, whether or not patentable and whether or not in written form, including, without limitation, information, inventions, know-how and knowledge regarding inventions, discoveries, techniques, research in progress, trade secrets, systems, methods, processes, algorithms, technical data, formulae, drawings, designs, schematics, specifications, blueprints, flow charts, models, prototypes, techniques, practices, manufacturing and design information, and financial, business, marketing and client information.

1.15“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.16“License Agreement” shall have the meaning set forth in the Preamble hereto, and includes without limitation all schedules and attachments.

1.17“Licensed Copyrights” means any and all Copyrights in any and all documents and other works of authorship as identified on Schedule B.

1.18“License Fee” shall have the meaning set forth in Section 6.1.

1.19“Licensed IP” means, collectively, any and all of the Licensed Copyrights, Licensed Know-How, and Licensed Patents.

1.20“Licensed Know-How” means any and all rights Controlled by Licensor under applicable trade secret Laws during the Term in and to any and all Know-How embodied in the Licensed Copyrights.

1.21“Licensed Patents” means any and all Patents listed on Schedule A hereto (the “Initial Patents”) and any Patents Controlled by Licensor during the Term which include claims which cover any updates to any of the inventions claimed in the Initial Patents which updates are created by Licensor during the Term.

1.22“Licensed Product” means any and all products identified in Schedule D as such Schedule may be updated to include additional products which are marketed and sold by Licensor during the Term.

1.23“Licensed Software” means, any and all software listed on Schedule C.

1.24“Licensed Software Documentation” means any and all end user documentation and technical documentation (e.g., Source Code documentation and other technical documentation) Controlled by Licensor during the Term that is associated with the Licensed Software.

1.25“Licensee” shall have the meaning set forth in the Introductory Paragraph.

1.26“Licensee Indemnitees” shall have the meaning set forth in Section 11.2.

1.27“Licensor” shall have the meaning set forth in the Introductory Paragraph.

1.28“Licensor Improvement” means any Improvement of any Licensed IP that is created, developed or conceived by or on behalf of Licensor or its Affiliates, without any contribution to creation, development or conception by Licensee or its Subsidiaries.

1.29“Licensor Indemnitees” shall have the meaning set forth in Section 11.1.

1.30“Loss” shall have the meaning set forth in Section 11.1.

1.31“MyoPro Control System” shall have the meaning set forth in the JV Contract.

1.32“Object Code” means computer software programs, assembled or compiled substantially or entirely in binary form, which are readable and usable by computer equipment, but not generally readable by humans without reverse assembly, reverse compiling or reverse engineering.

1.33“Party” means Licensee or Licensor, individually, and “Parties” means Licensee and Licensor, collectively.

1.34“Patents” means all of the following under patent and similar Laws: (a) patents and patent applications (which for the purposes of this License Agreement shall be deemed to include certificates of invention and applications for certificates of invention), (b) all divisionals, continuations, request for continued examination applications and continuation-in-part applications of any patents or applications described in the foregoing clause 1.34 or this clause 1.34, (c) all patents issuing on any of the foregoing, (d) all registrations, grants, reissues, reexaminations, renewals, and supplemental protection certificates, including any term adjustments, restorations or extensions of any of the foregoing, (e) all other patents and patent applications of any type issued or filed anywhere in the world claiming priority in whole or in part to or from any of the foregoing, and (f) all international patents, utility models, invention registrations of any kind, and any other patent applications of any kind corresponding to any of the foregoing.

1.35“Person” shall have the meaning set forth in the JV Contract.

1.36“PRC” means the People’s Republic of China.

1.37“Signing Date” shall have the meaning set forth in the Introductory Paragraph.

1.38“Source Code” means the human readable representation of a computer program or designs written in any computer-programming language (e.g., VHDL, Verilog, Matlab, SPICE, C, C++, TCL, Perl, assembly code, etc.).

1.39“Term” shall have the meaning set forth in Section 9.1.

1.40“Territory” means the PRC, Hong Kong S.A.R., Macau S.A.R., and Taiwan.

1.41“Title 11” shall have the meaning set forth in Section 13.

1.42“Third Party” means any Person other than Licensee, Licensor and their respective Affiliates.

2.	License Grants.

2.1Patents and Know-How.  Subject to the terms and conditions set forth in this License Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a limited, revocable, exclusive (in the Territory and Field), non-transferable (except as expressly permitted by Section 14.7), and non-sublicenseable right and license under the Licensed Patents and Licensed Know-How in the Field and Territory only, to make, have made, use, sell, have sold, offer for sale, have offered for sale, import, and have imported the Licensed Products, and the right to practice the methods claimed in such Licensed Patents or Licensed Know-How in direct connection with such Licensed Products.

2.2Copyrights.  In addition to the rights grant in Section 2.1 above and subject to the terms and conditions set forth in this License Agreement, Licensor hereby grants to Licensee, and

Licensee hereby accepts, a limited, revocable, exclusive (in the Territory and Field),  non-transferable (except as expressly permitted by Section 14.7), and non-sublicenseable right and license under the Licensed Copyrights in the Field and Territory only, to reproduce, display, distribute, modify, and create derivative works and/or perform the works of authorship that are the subject matter of the Licensed Copyrights in each case for the purpose of developing and commercializing the Licensed Products.

2.3Software.

(a)Source Code License Grant.  Subject to the terms and conditions set forth in this License Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a limited, revocable, exclusive (in the Territory and Field), non-transferable (except as expressly permitted by Section 14.7), and non-sublicenseable right and license under the Licensed Copyrights, in the Field and Territory only, to use, reproduce, modify, and create derivative works of all or any portion or portions of the Source Code of the Licensed Software in direct connection with the research, development or commercialization of the Licensed Products.

(b)Object Code License Grant.  Subject to the terms and conditions set forth in this License Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a limited, exclusive (in the Territory and Field), perpetual, irrevocable, non-transferable (except as expressly permitted by Section 14.7), and non-sublicenseable right and license, in the Field and Territory only, to use, reproduce, modify, and create derivative works of all or any portion or portions of the Object Code of the Licensed Software and to perform, display and distribute such Object Code only for use in direct connection with the research, development or commercialization of the Licensed Products.

(c)Documentation License Grant.  Subject to the terms and conditions set forth in this License Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a limited, exclusive (in the Territory and Field), perpetual, irrevocable, non-transferable (except as expressly permitted by Section 14.7), and non-sublicenseable right and license, in the Field and Territory only, to use, reproduce, display, distribute, modify, and create derivative works of all or any portion or portions of the Licensed Software Documentation for purposes of creating new versions of the Licensed Software Documentation and to distribute such Documentation only for use in direct connection with the research, development or commercialization of the Licensed Products.

2.4Reservations; Restrictions.

(a)Except as expressly set forth herein, Licensor reserves all right, title and interest in the Licensed IP.  Licensee shall not sell, transfer or otherwise provide, directly or indirectly, the Licensed Products for use or sale outside of the Territory or outside of the Field.

(b)To the extent that Licensee enters into a written agreement relating to any Licensed Product with a Third Party after the Signing Date, Licensee shall restrict such Third Party and require similar restrictions throughout the supply chain, from shipping or selling Licensed Products outside of the Field.  Licensee shall exercise its reasonable commercial efforts to enforce such restrictions, including without limitation by (i) promptly suspending shipments of the

Licensed Products to a Third Party if the Licensed Products are being sold or used by such Third Party outside the Field, (ii) notifying such Third Party in writing of such alleged violation, (iii) conducting an investigation of such violation as reasonably appropriate under the circumstances, (iv) following completion of such investigation, terminating any such Third Party the investigation of which revealed that such Third Party failed to comply with such restrictions, and (v) pursuing a damage claim (or authorizing Licensor to pursue such damage claim on its behalf) against any such Third Party that failed to comply with its restriction.  In any written agreement with a Third Party, Licensee shall require that such Third Party agrees that Licensor shall be treated as an intended third party beneficiary for purposes of enforcing under such agreement the restrictions described in this Section 2.4.

2.5Licensee Covenant Not to Sue.  Licensee covenants and agrees that Licensee shall not directly or indirectly commence, authorize or assist in any suit or other proceeding (including asserting any claim or counterclaim against, or participate in or join or otherwise aid, other than as required by Law, in any claim or action against, Licensor) under the Licensed IP or any other intellectual property rights sold or licensed by Licensor under the JV Contract (if any) to the extent based on a claim that, solely because of the sale of such assets under the JV Contract or the rights and licenses granted by Licensor to Licensee under this License Agreement, Licensor or any Affiliate of Licensor does not have the rights reasonably necessary or useful to perform (a) its obligations under the JV Contract or (b) research, development, regulatory and quality assurance activities to support developing, manufacturing, marketing or selling products outside of the Territory or the Field.  The covenant not to sue in this Section 2.5 is not transferable by either Party, except that it will transfer (x) as set forth in Section 14.7 and (y) with any sale, disposition or other grant or authorization of rights by Licensee of the applicable intellectual property right.

2.6Termination Upon Patent Challenge.  In the event that Licensee or any of its Affiliates, licensees, sublicensees or distributors, anywhere in the Territory, without the prior written consent of Licensor institutes, prosecutes or otherwise participates in (other than to defend any Licensed Patent), or in any way aids any Third Party in instituting, prosecuting or participating in, before any indicial administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Licensed Patent is invalid, unenforceable or otherwise not patentable (a “Challenge”), Licensor shall have the right to terminate this License Agreement, including the rights of any such licensees, sublicensees or distributors by written notice to the Licensee; provided, however, that such termination shall not take effect if (a) the Challenge is brought by a licensee or sublicensee of Licensee (and not by Licensee or its Affiliates) or (b) Licensee unintentionally and unknowingly provided aid to any such Third Party regarding the Challenge, and if, within ten (10) days of receipt of such notice of termination, Licensee with respect to such clause 2.6 terminates the sublicense it granted such licensee or sublicensee, or with respect to such clause 2.6 causes such aid to cease, respectively, and notifies Licensor thereof.

2.7Future Product Lines.  The Parties agree to negotiate in good faith the terms, including licensing terms and additional consideration, under which Licensee may develop and commercialize any future medical product developments or enhancements created by Licensor during the Term.

3.	Transfer of Copies of Licensed IP; Technical Assistance.

3.1Transfer of Copies of Licensed IP.  Within fifteen (15) days after receipt of the entire License Fee paid in accordance with Section 6.1 below, Licensor shall transfer or make available to Licensee sufficient copies of documents and materials Controlled by Licensor that document, describe or embody the Licensed IP or the subject matter of the Licensed IP.  Until such time as the entire License Fee is paid to Licensor, Licensee will purchase from Licensor, Licensed Products for use in any business development activities with distributors and hospitals..

3.2Technical Support.  Licensor shall provide sufficient technical support, assistance and trainings to Licensee to ensure the transfer of know how so that Licensee can produce Myomo Products in Licensee’s factory as detailed in Schedule E hereto. Licensor shall be compensated by the JV for direct costs incurred in the provision of such support assistance and trainings.

4.

Marking.  To the extent commercially feasible and consistent with prevailing business practices, Licensee and/or its Affiliates shall mark all Licensed Products in a manner to provide sufficient notice under applicable Law.  In the event that a Licensed Product cannot be marked itself, the patent notice shall be placed on associated tags, labels, packaging, or accompanying documentation, either electronic or paper, as appropriate to provide sufficient notice under applicable Law.

5.	Ownership of Licensed IP and Improvements.

5.1Ownership of Licensed IP.  Except for the licenses and rights expressly granted to Licensee in this License Agreement, all right, title, and interest in and to the Licensed IP shall remain vested in Licensor.  If Licensee acquires any right, title or interest in or to the Licensed IP, Licensee hereby assigns and will assign, for no additional consideration, all right, title and interest in any of the foregoing to Licensor.

5.2Ownership and Use of Improvements.

(a)Notwithstanding the above, it is agreed that (i) Licensor and Licensee shall jointly own all right, title and interest in and to any Joint Improvement, and (ii) Licensor shall solely and exclusively own all right, title and interest in and to any Licensor Improvement.

(b)Licensee shall have the exclusive right to use any Joint Improvement in the Field and Territory, but shall not license or transfer its interests in such Joint Improvement to any Third Party.  Licensee shall have no right to use any Joint Improvement outside of the Field or outside of the Territory, except upon prior written consent of Licensor.  Licensor shall have no restrictions on its use, transferability or licensing of any Licensor Improvement outside of the Field (even if within the Territory) and/or outside of the Territory (even if within the Field).  Upon creation of any Joint Improvement, Licensee shall promptly (i) notify Licensor, (ii) describe such Joint Improvement in reasonable detail, and (iii) provide to Licensor any tangible embodiment of such Joint Improvement that Licensee creates for Licensor’s own research or development.

6.	Consideration.

6.1License Fee.  As consideration under this License Agreement, Licensee shall pay to Licensor, a non-refundable license fee equal to US$214,920 plus US$2,500,000 (the “License Fee”), which shall be paid by Licensee to Licensor as follows:

(a)within thirty (30) business days after the date hereof, Licensee shall pay to Licensor the first installment equal to US$214,920; and

(b)within thirty (30) business days after the Licensor has fully contributed USD199,000 registered capital to the Licensee, Licensee shall pay to Licensor the remaining US$2,500,000.

6.2Tax.  Any withholding or other taxes due by the JV or Myomo as a result of the payment of the License Fee shall be the responsibility of the JV.

7.	Representations and Warranties.

7.1Licensor.  Licensor hereby represents and warrants to Licensee that as of the date hereof and the Effective Date:

(a)To the Licensor’s knowledge and belief, Licensor can lawfully license the Licensed IP, Licensed Software and Licensed Products under the laws of the United States to Licensee in accordance with this Agreement.

(b)All corporate action on the part of Licensor and on the part of each of its officers and directors necessary for the authorization, execution, and delivery of this License Agreement and the performance of its obligations hereunder has been taken.

(c)This License Agreement is the legal, valid, and binding obligation of Licensor, enforceable against it in accordance with its terms.

(d)Neither the execution and delivery of this License Agreement nor the performance of the obligations contemplated hereby will: (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of any contract or any other obligation to which Licensor is a party or under which Licensor is subject or bound, (ii) violate any judgment, order, injunction, decree or award of any governmental authority against, or affecting or binding upon, Licensor or upon the assets, property or business of Licensor, or (iii) constitute a violation by Licensor of any applicable Law of any jurisdiction as such Law relates to Licensor or to the property or business of Licensor.

(e)To Licensor’s knowledge, no action, suit, proceeding, or investigation is pending or is threatened in writing, nor has any claim or demand been made in writing, that challenges the legality, validity, enforceability, use or ownership by Licensor of any of the Licensed IP, Licensed Software and Licensed Products.

7.2Licensee.  Licensee hereby represents and warrants to Licensor that as of the date hereof and the Effective Date:

(a)All corporate action on the part of Licensee and on the part of each of its officers and directors necessary for the authorization, execution, and delivery of this License Agreement and the performance of its obligations hereunder has been taken.

(b)This License Agreement is the legal, valid, and binding obligation of Licensee, enforceable against it in accordance with its terms.

(c)Neither the execution and delivery of this License Agreement nor the performance of the obligations contemplated hereby will: (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of any contract or any other obligation to which Licensee is a party or under which Licensee is subject or bound, (ii) violate any judgment, order, injunction, decree or award of any governmental authority against, or affecting or binding upon, Licensee or upon the assets, property or business of Licensee, or (iii) constitute a violation by Licensee of any applicable Law of any jurisdiction as such Law relates to Licensee or to the property or business of Licensee.

(d)Licensee or its Affiliates shall not challenge the validity, enforceability or ownership of any Licensed Patents, and Licensee instituting such a challenge shall be considered a material breach of this License Agreement.

7.3Disclaimers.

(a)Notwithstanding anything to the contrary in this License Agreement, Licensor makes no representation or warranty regarding the sufficiency of the Licensed IP to support the operation of Licensee’s business, or the making, using, selling, or importation of any product by Licensee.

(b)THE LICENSED IP AND ANY LICENSES GRANTED BY LICENSOR TO LICENSEE ARE PROVIDED UNDER THIS LICENSE AGREEMENT “AS IS” AND MAY CONTAIN DEFICIENCIES, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES INCLUDED IN THE JV CONTRACT, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE USE OR PERFORMANCE OF SUCH LICENSED IP OR LICENSED RIGHTS.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES BY EACH PARTY AS SET FORTH IN SECTIONS 7.1 AND 7.2 ABOVE, EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES UNDER THIS LICENSE AGREEMENT AND DISCLAIMS ALL IMPLIED REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.  NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, THE LICENSED IP IS SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THE JV CONTRACT.

8.	Confidentiality.

8.1Confidentially Obligation.  During the Term and thereafter, except as expressly provided below, each of Licensee and Licensor shall keep in strictest confidence, and shall cause its employees and agents, to keep in strictest confidence, the existence, source, content and substance of all Licensed Know-How and any unpublished patent applications included in any Licensed Patents.  Licensee shall not use any such Licensed Know-How or unpublished patent applications in any way, for its own account or the account of any Third Party, except to the extent reasonably necessary to exercise its rights or perform its obligations under the JV Contract.  Neither Party shall disclose any Licensed Know-How or such unpublished patent applications to any Person (including employees and contractors) unless such Person is bound by written agreements or, in the case of professional advisers, such professional advisers are subject to ethical duties respecting such subject matter in accordance with the terms of this Section 8, and such written agreements contain protections as least as restrictive as those contain in this License Agreement.

8.2Exceptions.  Notwithstanding the foregoing, Section 8.1 above shall not apply to all or any part of the Licensed Know-How or unpublished patent applications included in the Licensed Patents that (a) is or becomes publicly known, from no act or failure to act on the part of the Party claiming the availability of the exception of this clause 8.2, (b) is disclosed to the Party claiming the availability of the exception of this clause 8.2 by a Third Party as a matter of right and without restriction on disclosure, or (c) is developed independently by the Party claiming the availability of the exception of this clause 8.2 without any reliance on or reference to the Licensed Know-How.

8.3Disclosures Required by Law.  In the event the disclosure of the Licensed Know-How is required by applicable Law, judicial or regulatory subpoena, the Party required to make such disclosure must provide the other Party with prompt written notice of any such requirement in order to afford such other Party time either to seek an appropriate protective order (or other remedy) or a waiver of compliance therewith.  If such order or other remedy is not obtained, the Party required to make such disclosure shall disclose only that portion of the subject Licensed Know-How that in the opinion of counsel to such Party is legally required to be disclosed and shall exercise all reasonable efforts to obtain assurances that confidential treatment will be accorded the Licensed Know-How.  The Party to make the applicable disclosure shall cooperate reasonably with the other Party in all respects in seeking to obtain a protective order or other remedy or otherwise to diligently contest or limit the required disclosure.

8.4Terms of License Agreement.

(a)Neither Party may disclose any of the terms of this License Agreement (including the existence of this License Agreement) or any non-public and/or proprietary information about the other Party to any Person without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may disclose such terms (i) to its accountants and advisors who have a “need-to-know” solely for the purpose of providing services to such Party, or (ii) to existing and potential investors, lenders and acquirers and the accountants and advisors of any of the foregoing; provided, however, that in the case of this clause (a), any such recipient is bound by a written agreement (or in the case of attorneys or other professional advisors, formal ethical duties) requiring such recipients not to disclose the terms of this License Agreement to any Third Pparty and to use such terms only for purposes of evaluating the applicable investment, loan or acquisition.

(b)In addition, this License Agreement and terms herein may be disclosed as otherwise required pursuant to applicable law, regulation, stock market or stock exchange rule or rule of a self-regulatory organization (e.g., rules or regulations of the United States Securities and Exchange Commission or the NYSE); provided that a Party proposing to make such a disclosure as required by law, rule or regulation shall inform the other Party a reasonable time prior to such required disclosure, shall provide the other Party with a copy of the text of such proposed disclosure sufficiently in advance of the proposed disclosure to afford such other Party a reasonable opportunity to review and comment upon the proposed disclosure (including, if applicable, the redacted version of this Agreement) and shall reasonably consider, consistent with applicable law, rule and regulation (including interpretations thereof), the requests of the other Party regarding confidential treatment for such disclosure.

8.5The obligations of each Party under this Section 8 shall survive and continue to be binding upon such Party after the termination or expiration of this License Agreement.

9.	Term.

9.1Term.  This License Agreement shall remain in effect in accordance with its terms until the effective date of termination of the JV Contract (which, for the avoidance of doubt, shall include any dissolution, liquidation, cessation of operations or winding up of Licensee) or the exercise of the put option by Licensor in accordance with Section 5.11 (Put Option) of the JV Contract, whichever is earlier (the “Term”).

9.2Renewal.  This License Agreement may be renewed only upon mutual written agreement between the Parties.

9.3Termination.  This License Agreement may be terminated prior to its expiration:

(a)at any time by the mutual written agreement of Licensor and Licensee; or

(b)by either Party, if the other Party breaches or defaults in any of its material obligations hereunder and such breach or default is (i) not curable, or (ii) if curable, not cured within 30 (thirty) days or such longer period as may be mutually agreed to by the Parties after written notice of such breach or default is given by the non-defaulting Party to the defaulting Party.

(c)If a U.S. government entity prohibits the license agreement and transfer of IP.  In this event, any License Fee paid to Myomo shall be refunded to the JV.

9.4Effect of Termination or Expiration.  Upon the termination or expiration of the License Agreement: (a) all rights and licenses granted to Licensee shall immediately cease, (b) Licensee shall promptly return to Licensor or destroy, at Licensor’s election in its sole discretion, all tangible embodiments of the Licensed IP, and (c) Licensee shall promptly cease all research, development, production and commercialization of the Licensed Products.

10.

Limitations. THE PARTIES HERETO AGREE THAT, NOTWITHSTANDING ANY OTHER PROVISION IN THIS LICENSE AGREEMENT, EXCEPT FOR (A) EITHER PARTY’S BREACH OF SECTION 8 (CONFIDENTIALITY), (B) LICENSEE’S BREACH OF SECTION 2 (LICENSE GRANTS) OR (C) LICENSEE’S INFRINGEMENT OF LICENSOR’S INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, LOST PROFITS, LOST SAVINGS, LOSS OF GOODWILL OR OTHERWISE, OR FOR EXEMPLARY DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.	Indemnification.

11.1Licensee Indemnification Obligations.  Licensee shall defend, indemnify and hold Licensor, its Affiliates and their respective officers, directors, employees and agents (the “Licensor Indemnitees”) harmless, and hereby forever releases and discharges the Licensor Indemnitees, from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs and expenses of investigation and defense) (“Losses”) resulting from (a) all claims, demands, actions and other proceedings brought by any Third Party (“Claims”) to the extent arising from or related to (a) the use, development, production or commercialization by Licensee of any Licensed IP, or (b) any inaccuracy in or breach, default or non-performance of any of the representations, warranties, covenants or agreements made by Licensee herein.

11.2Licensor Indemnification Obligations.  Licensor shall defend, indemnify and hold Licensee, its Affiliates and their respective officers, directors, employees and agents (the “Licensee Indemnitees”) harmless, and hereby forever releases and discharges the Licensee Indemnitees, from and against all Losses resulting from all Claims to the extent arising from or related to (a) the use, development, production or commercialization by Licensor of any Licensed IP or Licensed Software or Licensed Products, or (b) any inaccuracy in or breach, default or non-performance of any of the representations, warranties, covenants or agreements made by Licensor herein.  Notwithstanding the foregoing or anything else to the contrary in this License Agreement, Licensor’s indemnity obligations will not apply to Claims to the extent arising from (x) modification of the Licensed IP, Licensed Software or Licensed Products by any party other than Licensor without Licensor’s express written consent, (y) the combination, operation, or use of the Licensed IP, Licensed Software or Licensed Products with other product(s), data or services where the Licensed IP, Licensed Software or Licensed Products would not by itself be infringing, or (z) unauthorized or improper use of the Licensed IP, Licensed Software or Licensed Products.  If the use of the Licensed IP, Licensed Software or Licensed Products by Licensee has become, or in Licensor’s opinion is likely to become, the subject of any claim of infringement, Licensor may at its option and expense (A) procure for Licensee the right to continue using the Licensed IP, Licensed Software or Licensed Products as set forth hereunder, (B) replace or modify the Licensed IP, Licensed Software or Licensed Products to make it non-infringing so long as the Licensed IP, Licensed Software or Licensed Products have at least equivalent functionality, or (C) substitute an equivalent for the Licensed IP, Licensed Software or Licensed Products.  If options (A)-(C) are not reasonably practicable, Licensor may terminate this License Agreement.  This Section 11.2 states Licensor’s entire obligation and Licensee’s sole remedies in connection with any claim regarding the intellectual property rights of any Third Party.

11.3Procedure.  If Licensor Indemnities or Licensee Indemnitees become aware of any matter for which it believes it should be indemnified or defended under Section 11.1 or Section11.2, as applicable, involving any claim, action, suit, investigation, arbitration or other proceeding against such Party by any Third Party (each, and “Action”), such Licensor Indemnitee or Licensee Indemnitee will give the other Party prompt written notice of such Action.  Licensor Indemnitees or Licensee Indemnitees will cooperate, at the expense of the other Party, with the other Party and its counsel in the defense and Licensor Indemnitees or Licensee Indemnitees, as applicable, will have the right to participate fully, at its own expense, in the defense of such Action with counsel of its own choosing.  Any compromise or settlement of an Action will require the prior written consent of both Parties hereunder, such consent not to be unreasonably withheld, conditioned or delayed.

12.

Injunctive Relief; Costs of Actions.  Notwithstanding anything to the contrary contained in this License Agreement, each of the Parties hereto acknowledges and agrees that a breach by it (or any of its Affiliates) of any of the provisions of this License Agreement would cause irreparable injury to the other Party which would not be adequately compensated by money damages.  Accordingly, in addition to any and all other rights and remedies existing, the other Party and/or its successors or assigns shall be entitled to obtain an injunction, specific performance or other appropriate equitable relief upon application to any court of competent jurisdiction in order to enforce or prevent any breach or threatened breach of this License Agreement, in each case without the requirement of posting a bond or proving actual damages.  The prevailing Party in any legal action brought by one Party against the other arising out of this License Agreement, will be entitled, in addition to any other rights it may have, to reimbursement of its costs and expenses associated with such legal action, including court costs and reasonable attorneys’ fees.

13.

Bankruptcy.  All rights and licenses granted by Licensor under or pursuant to this License Agreement are, for all purposes of Section 365(n) of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11.  Licensor agrees that, in the event of the commencement of bankruptcy proceedings by or against Licensor under Title 11, Licensee, as licensee of such rights under this License Agreement, shall retain and may fully exercise all of its rights under this License Agreement (including the license granted hereunder) and all of its rights and elections under Title 11.  Without limiting the generality of the foregoing, if this License Agreement is terminated under any applicable insolvency law, or Licensor or an administrator refuses to further perform this License Agreement (or any of Licensor’s obligations hereunder) under any applicable insolvency law, then Licensee may elect to retain all of its license rights under this License Agreement (including without limitation the rights described in Section 2 above) for the remainder of the Term.

14.	Miscellaneous Provisions.

14.1Filing.  The Licensee may register this License Agreement with the competent Authority of Commerce in accordance with the relevant PRC Law. As soon as such registration is granted or completed (and in any case within three (3) Business Days following the granting or completion of such registration), the Licensee shall promptly inform the Licensor of the granting or completion of such registration and provide the Licensor with a copy of the relevant Registration Certificate of Technology Import.

14.2Notices.  Any notice, request, demand other communication required or permitted hereunder shall be (a) given in writing in English (with Chinese translation, if requested by a Party at such Party’s cost) and (b) personally delivered or mailed, by prepaid, certified mail or overnight courier, or transmitted by facsimile or electronic mail transmission (including PDF), to the Party to whom such notice or communication is directed, to the mailing address or regularly-monitored electronic mail address of such Party as follows:

If to Licensor:	Attention: Paul R. Gudonis
Address: 137 Portland St., 4th Floor, Boston,
MA 02114, USA
Email: paul@myomo.com

with a copy (which shall necessarily include a copy by email to the following and alone shall not constitute notice) to:

Goodwin Proctor LLP: Attention: James Xu
Address: 100 Northern Ave., Boston,
MA 02142, USA
Email: jxu@goodwinlaw.com

If to Licensee:	Attention: REN Song
Address: 801 Zitan Building, No. 27 Jianguo Road,
Chaoyang District, Beijing, PRC
Email: david.ren@ryzur.com.cn
Telephone: +86 10 58198900

Any notice given hereunder may be given on behalf of any Party by its counsel or other authorized representative.

14.3Third Party Rights.  Notwithstanding anything to the contrary in this License Agreement, the grant of rights by Licensor under this License Agreement shall be subject to and limited in all respects by the terms of the applicable Third Party agreements and arrangements pursuant to which Licensor acquired any Licensed IP, and all rights or sublicenses granted under this License Agreement shall be limited to the extent that Licensor may grant such rights and sublicenses under the Licensed IP.

14.4Captions and Gender.  The captions in this License Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.  The use in this License Agreement of the masculine pronoun in reference to a Party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

14.5Parties in Interest.  Nothing in this License Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this License Agreement.

14.6Governing Law; Consent to Jurisdiction.

(a)All questions concerning the construction, validity and interpretation of this License Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in the State of New York.

(b)THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS LICENSE AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK.  BY EXECUTION AND DELIVERY OF THIS LICENSE AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.  THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

14.7Assignment.

(a)Licensee may not assign or transfer this License Agreement, including by operation of law or upon a change of control, without the consent of Licensor.  In the case of any such permitted assignment, the assignee assumes all responsibilities under this License Agreement.

(b)This License Agreement and the obligations of the Parties hereunder shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective successors, executors, administrators, estates, heirs and permitted assigns, and no others.

14.8Severability.  If any term or other provision of this License Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this License Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this License Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

14.9Relationship Between Parties.  The relationship between the Parties created under this License Agreement is that of independent contractors.  With respect to the relationship created under this License Agreement, the Parties are not joint venturers, partners, principal and agent, master and servant, employer and employee, and have no relationship other than as independent contracting Parties, and neither Party shall have the power to bind or obligate the other in any manner.

14.10Entire Agreement.  This License Agreement, including the Schedules hereto, and the documents referred to herein contain the entire agreement between the Parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

14.11Amendments and Waiver.  This License Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each of the Parties hereto, or, in the case of a waiver, the Party waiving compliance.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

14.12Construction.  Each Party hereto agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this License Agreement.  As used in this License Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation.

14.13Languages and Counterparts.  This License Agreement and its schedules are written in English language and Chinese language.  In case there is a conflict between the English version and the Chinese version, the English version shall control.  This License Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.  The delivery of a counterpart hereto by facsimile or other electronic transmission shall be deemed an original.

[REMAINDER OF PAGE BLANK; SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the Parties have caused this Technology License Agreement to be duly executed in their respective names and on their behalf, as of the date first above written.

Myomo, Inc.

By:	/s/ Paul Gudonis

Name:	Paul Gudonis

Title:	Authorized Representative

Jiangxi Myomo Medical Assistive Appliance Co., Ltd. (江西迈欧繆医疗辅助器具有限公司)

By:	/s/ Ren Song

Name:	Ren Song

Title:	Legal Representative

SCHEDULE A

Licensed Patents

•	China patent number ZL201680032072 titled “Powered Orthotic Device and Method of Using Same”, expiring June 2036.
•	Hong Kong patent number 1251447B of similar title, expiring June 2036.

SCHEDULE B

Licensed Copyrights

•	Assembly and testing instructions and procedures for manufacturing the MyoPro robotic kit elements;
•	Custom orthotic design and fabrication instructions to manufacture individual patient braces integrating the MyoPro robotic kits;
•	Quality system documents and procedures
•	Device repair procedures and training program;
•	Clinical research protocols and documentation;
•	Training materials for prosthetist/orthoptist and occupational therapist support of the MyoPro patient evaluation, fitting, and training process;
•	User manuals for patients and clinicians;
•	Regulatory filings to support NMPA approval for the MyoPro in China;
•	Sales and marketing materials, including product brochures and marketing information;
•	Website content available for translation into local language; and
•	Updates to any of the foregoing created or developed by or on behalf of Licensor

SCHEDULE C

Licensed Software

•	Laptop/mobile software application “myConfig” for device setting configuration, to be translated into local language by Licensee; and
•	Updates to the foregoing created or developed by or on behalf of Licensor.

SCHEDULE D

Licensed Products

•	MyoPro Product Line
•	Mobile Arm Rehabilitation System (MARK)

SCHEDULE E

Licensor’s technical support plan (i.e., Upper Limb Orthosis Project Proposal)

(see attached)